                                                                    Exhibit 10-a















                                    SUBLEASE


                                     between


                      SEAGATE TECHNOLOGY, INC., as Landlord

                                       and

                     ADC TELECOMMUNICATIONS, INC., as Tenant


                          Dated as of February 21, 1995

                                TABLE OF CONTENTS

No.       Description                                                       Page
- ---       -----------                                                       ----

1         Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2         Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
3         Determination of Rentable Area . . . . . . . . . . . . . . . . .   5
4         Parking. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
5         Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
6         Common Area Operating Costs. . . . . . . . . . . . . . . . . . .   7
7         Possession . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
8         Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
9         Care of Buildings and Parking Area . . . . . . . . . . . . . . .   8
10        Rules and Regulations. . . . . . . . . . . . . . . . . . . . . .   9
11        Environmental Laws; Compliance with Laws . . . . . . . . . . . .   9
12        Alterations. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
13        Utilities and Services for Phase 1 Premises. . . . . . . . . . .  12
14        Entry by Landlord. . . . . . . . . . . . . . . . . . . . . . . .  14
15        Master Lease . . . . . . . . . . . . . . . . . . . . . . . . . .  14
16        Estoppel Certificates. . . . . . . . . . . . . . . . . . . . . .  14
17        Assumption of Risks. . . . . . . . . . . . . . . . . . . . . . .  15
18        Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  15
19        Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
20        Waiver of Insurable Claims . . . . . . . . . . . . . . . . . . .  17
21        Assignment and Subletting. . . . . . . . . . . . . . . . . . . .  17
22        Damage or Destruction. . . . . . . . . . . . . . . . . . . . . .  18
23        Eminent Domain . . . . . . . . . . . . . . . . . . . . . . . . .  19
24        Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
25        Waiver of Lease Provisions . . . . . . . . . . . . . . . . . . .  23
26        Return of Possession to Landlord . . . . . . . . . . . . . . . .  24
27        Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . .  24
28        Building Name and Identification . . . . . . . . . . . . . . . .  24
29        Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
30        Memorandum of Lease; Recordable Termination. . . . . . . . . . .  25
31        Broker's Commission. . . . . . . . . . . . . . . . . . . . . . .  26
32        Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  26
33        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  26
34        Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  26
35        Meaning of "Other Tenants" . . . . . . . . . . . . . . . . . . .  26
36        Option to Purchase . . . . . . . . . . . . . . . . . . . . . . .  27
37        Communications Conduits. . . . . . . . . . . . . . . . . . . . .  27
38        No Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
39        Tenant's Contingency . . . . . . . . . . . . . . . . . . . . . .  27

                                TABLE OF EXHIBITS



A.   Phase 1 Premises

B.   Arbitration Procedures

                                    SUBLEASE


This Sublease (referred to below as the "Lease") is entered into as of February 21, 1995, between SEAGATE TECHNOLOGY, INC., a Delaware corporation ("Landlord"), and ADC TELECOMMUNICATIONS, INC., a Minnesota corporation ("Tenant").

1.   DEFINITIONS.  In this Lease:

          "Arbitration" means an arbitration conducted in accordance with the arbitration procedures set forth on EXHIBIT B attached to this Lease.

          "Buildings" means the 12501 Building and the 12701 Building collectively. The 12701 Building includes the Link Space, the Loading Dock and the Emergency Generator for purposes of this Lease.

          "Casualty" means a fire, explosion, tornado, or other cause of damage to or destruction of the Building.

          "Commencement Date" means March 1, 1995.

          "Emergency Generator" means the emergency lighting generator servicing the Buildings and located in the 12701 Building.

          "Excusable Delays" means any unforeseeable delays due to strikes or other labor disturbance, civil disturbance, future order of any government, court or regulatory body claiming jurisdiction, unavailability of materials or labor through commercially reasonable sources, fire or any other cause beyond the reasonable control of the party by whom performance is required and its contractors and other representatives, other than a delay caused by a lack of funds. An Excusable Delay will be deemed to exist only if the party required to perform notifies the other party of the delay not later than 10 days after the occurrence of the event that gives rise to the delay and will be deemed to continue only so long as such party exercises due diligence to remove or overcome it, except that a party will not be required to settle a strike or other labor dispute when it does not wish to do so.

          "Event of Default" is defined in Section 24 of this Lease.

          "Insurance Costs" means the costs of premiums paid by Landlord for the casualty insurance regarding the Buildings (exclusive of Tenant Improvements and Tenant's trade fixtures, furniture, equipment and personal property) that Landlord is required to maintain pursuant to this Lease.

          "Land" means Lot 2, Block 1, Minnetonka Corporate Center, according to the recorded plat thereof, Hennepin County, Minnesota.

          "Lease" means this Lease, all Exhibits attached to this Lease, and all properly executed amendments, modifications and supplements to this Lease.

          "Link Space" means the space identified as the Link Space in the 12501 Lease.

          "Loading Dock" means the loading dock serving both Buildings, as identified in the 12501 Lease.

          "Master Lease" means that certain Lease Agreement dated as of July 29. 1985, between Minnesota UTF, II, as Lessor, and Control Data Corporation, as Lessee, covering the Buildings and the Land, and all amendments and modifications thereto, copies of which Lease Agreement and all documents amending or modifying such Lease Agreement are attached to the 12501 Lease.

          "Monthly Base Rent" means the sum of $70,331.90.

          "Monthly Rent" means, from and including the Commencement Date through July 30, 1995, the Phase 1 Monthly Gross Rent, and, from and including August 1, 1995, the Monthly Base Rent.

          "Normal Business Hours" means 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays, but excluding Sundays and New Years Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day.

          "Parking Area" means the portion of the Land now or hereafter used for parking purposes

          "Phase 1 Premises" means the 7,100 Rentable Square Foot portion of the Building identified on attached Exhibit A.

          "Phase 1 Monthly Gross Rent" means monthly gross rent for the Phase 1 Premises in the amount of $5,916.67.

          "Premises" means the following :

          (1) The 12701 Building, including the Phase 1 Premises and the roof of the 12701 Building;

          (2) The portions of the Parking Area as to which Tenant does not already have exclusive parking rights pursuant to the 12501 Lease and reasonable nonexclusive vehicular and pedestrian access to such portions of the Parking Area and the remainder of the Premises; and

          (3)  Nonexclusive use of the 12501 Chiller.

          "Reference Rate" means the annual "Prime Rate" of Chase Manhattan Bank, or the successor of such a rate, or if Chase Manhattan Bank no longer determines such a rate or successor rate, then the reference or prime rate, successor rate or similar rate determined by a similar banking or financial institution reasonably selected by Landlord.

          "Rent" means Monthly Rent, Tenant's Share of Insurance Costs and Tax Costs and all other charges and costs payable by Tenant under this Lease.

          "Rentable Area" means (a) as to the 12701 Building, 108,901 square feet; and (b) as to any other space as to which a determination of the Rentable Area must be made, the number of square feet contained within the area bounded by the exterior walls and the center of the interior demising walls of the space being measured, multiplied by a factor of
          1.15. The figure set forth in subsection (a) is a stipulated figure and is not subject to adjustment based on actual measurements.

          "Section" means a section of this Lease.

          "Taking" means acquisition by a public authority having the power of eminent domain of all or part of the Building by condemnation or conveyance in lieu of condemnation.

          "Tax Costs" means all real estate taxes, levies, charges, and installments of assessments (including interest on deferred assessments) assessed, levied or imposed on the Land, the Buildings and the Parking Area.

          "Tenant Improvements" means leasehold improvements (but not including Tenant's trade fixtures, furniture, equipment and personal property) made by Tenant to the Premises.

          "Tenant's Profit" means the amount by which the monthly payment received by Tenant during the relevant period exceeds the total of
          (1) the Rent that Tenant is obligated to pay Lessor under the provisions of this Lease for the space covered by the assignment or sublease as to such period, and (2) all reasonable out-of-pocket costs and expenses incurred by Tenant regarding the assignment or sublease of such space that are allocable under generally accepted accounting principles to such period, including, without limitation, legal fees, leasing commissions, costs of tenant improvements, assumptions of lease obligations and other tenant incentives.

          "Tenant's Share" means 50%.

          "Term" means, as to the Phase 1 Premises only, the period beginning on the Commencement Date and ending on July 31, 1995, and, as to the entire Premises, the period commencing on August 1, 1995 and ending on July 30, 2000.

          "Untenantable" means that the space in question is in such a condition that Tenant is unable to conduct business in such space in a normal fashion without unreasonable inconvenience.

          "12501 Building" means the office building at 12501 Whitewater Drive, Minnetonka, Minnesota, which office building is on the Land.

          "12501 Lease" means the Sublease between Landlord and Tenant dated as of October 31, 1990 regarding the 12501 Building and other premises.

          "12501 Chiller" means the chiller and the related distribution system situated in the 12501 Building on the date of this Lease.

          "12701 Building" means the office building at 12701 Whitewater Drive, Minnetonka, Minnesota, which office building is on the Land.

          "12701 Chiller" means the chiller and the related distribution system situated in the 12701 Building on the date of this Lease.

2.   PREMISES.

Landlord subleases the Premises to Tenant, and Tenant subleases the Premises from Landlord, for the Term, under the terms and conditions of this Lease. Tenant accepts the Premises in "as-is" condition, except as otherwise provided in this Lease.

3.   DETERMINATION OF RENTABLE AREA.

The Rentable Area of all areas as to which a Rentable Area determination is required after the date of this Lease and is not otherwise stipulated to under the terms of this Lease will be determined in accordance with this Lease by a licensed architect or engineer selected by Landlord, who will deliver to Landlord and Tenant an appropriate certificate prior to the date such determination becomes necessary under this Lease. Each such certificate will be conclusive unless objected to by Landlord or Tenant by written notice to the other party given within 10 days after receipt of the certificate. If, within 30 days after delivery of such objection, Landlord and Tenant cannot agree, either party may submit the matter to Arbitration; provided, however, that notwithstanding the existence of any such objection notice or Arbitration, until such objection or Arbitration is resolved, Rent will be determined on the basis of such certificate, and, upon such resolution, Landlord and Tenant will make appropriate cash adjustments between them.

4.   PARKING.

Tenant (and its employees, invitees and subtenants) will have the exclusive right under this Lease, at no additional cost, to use, on and after August 1, 1995, all of the portions of the Parking Area not already leased by Tenant under the 12501 Lease.

5.   RENT.

(a) MONTHLY RENT. Tenant will pay the Monthly Rent to Landlord at such place in the United States as Landlord may designate by at least 10 days' prior written notice to Tenant, in advance on the Commencement Date and on the first day of each month thereafter during the Term, without demand, deduction or setoff, except as otherwise expressly provided in this Lease; provided, however, that the first installment of Monthly Base Rent (for the month of August, 1995) will be prepaid by Tenant upon execution and delivery of this Lease by Tenant.

(b) INSURANCE COSTS AND TAX COSTS. Landlord will pay all Insurance Costs and Tax Costs when they first become due and payable. Tenant will reimburse Landlord for Tenant's Share of such costs (prorated on a daily basis to reflect the portion of the Term occurring during the period to which such costs apply and to reflect any adjustments to Tenant's Share made during the applicable period) within 10 days after Tenant's receipt of Landlord's written request for such reimbursement, which written request will be accompanied by copies of the paid receipts for such costs; provided, however, that if the 12501 Building and the 12701 Building become a part of separate tax parcels pursuant to that certain Tax Division Agreement dated as of the date of this Lease between ADC Telecommunications, Inc., I. Reiss & Son, Seagate Technology, Inc., The Prudential Insurance Company of America and Security Pacific National Bank, Tenant will reimburse Landlord for all Tax Costs attributable to the 12701 Building tax parcel, rather than for Tenant's Share of all Tax Costs. Tenant will have the exclusive right to appeal and contest Taxes as to the Premises under this Lease and as to the Premises under the 12501 Lease, the expenses of which appeals and contests will be paid by Tenant. If Landlord chooses to obtain casualty insurance pursuant to a "blanket" policy that also includes other properties, Insurance Costs will be deemed to be the reasonable allocation of the insurance premiums for such policy to the Buildings (exclusive of Tenant Improvements and Tenant's trade fixtures, furniture, equipment and personal property), as reasonably established by Landlord's insurer, except as otherwise stated in this subsection (b) below. Landlord agrees to give Tenant written notice of the coverages provided for in Landlord's insurance policy and such allocated amount of the premium. If Tenant disagrees with such allocated amount, Tenant may, within 20 days after receipt of such notice, obtain three bids for independent casualty insurance policies with coverages comparable to those set forth in Landlord's notice. If the average premium in such bids is lower than the premium so allocated by Landlord's insurer, Tenant will provide copies of the bids to Landlord and Insurance Costs will be determined based upon such average, rather than upon such allocation.

(c)  OTHER CHARGES.

If any taxes, special assessments, fees or other charges are imposed against Landlord by any governmental unit or agency with respect to rentals under this Lease (as opposed to the net income of Landlord), Tenant will pay those amounts to Landlord on the later of (a) the date that they are due or (b) the date 30 days after Landlord makes written request for payment to Tenant. Tenant will be entitled to a refund of such taxes paid by Tenant as and when such refunds are received by Landlord.

(d)  LATE PAYMENTS.

Any Rent which is not paid within 10 days after notice of such default is given by Landlord to Tenant will bear interest from the date due to the date paid at an annual rate equal to the Reference Rate, plus 2 percentage points per annum, or the maximum rate of interest permitted by law, whichever is less, and the interest will be paid to Landlord on demand; provided, however, that Landlord shall have no obligation to deliver more than one such notice during each calendar year of the Term, so that following delivery by Landlord of one such notice during a calendar year, such interest will apply with respect to Tenant's failure to pay a required payment within 10 days after any subsequent due date during such calendar year, regardless of Tenant's receipt of a default notice from Landlord. All amounts to be paid by Tenant to Landlord under this Lease will be deemed to be additional rent for purposes of payment and collection. If Tenant is late in the payment of Monthly Rent on three consecutive due dates, Tenant will thereafter make all payments of Monthly Rent to Landlord by wire transfer of funds.

6. COMMON AREA OPERATING COSTS. So long as this Lease is in effect, Tenant waives the payment by Landlord of Landlord's Share of the Monthly Common Area Operating Costs pursuant to subsection 6(a) of the 12501 Lease incurred by Tenant as to the period on and after August 1, 1995.

7.   POSSESSION.

If Tenant pays the Rent and performs all of Tenant's obligations under this Lease, Landlord promises that Tenant will peaceably and quietly possess and enjoy the Premises under this Lease, subject only to the Permitted Exceptions listed on Schedule A of the Master Lease. Landlord agrees to use its best efforts (including, if necessary, bringing legal action against the current tenant, Fingerhut Corporation) to deliver possession of the entire Premises to Tenant on or before August 1, 1995. Rent shall be abated as to all of the Premises, except for the Phase 1 Premises, until such possession of the entire Premises is delivered to Tenant. If Landlord is unable to deliver possession of the entire Premises to Tenant on or before November 1, 1995, then Tenant may terminate this Lease by giving written notice of such termination to Landlord on or before the date that such possession is delivered to Tenant and, in such event, Landlord shall promptly refund to Tenant any prepaid Monthly Rent and any other sums (including Tax Costs and Insurance Costs) prepaid by Tenant under this Lease. Notwithstanding the foregoing provisions of this Section 7, if Tenant notifies Landlord that Tenant has entered into a sublease with Fingerhut Corporation allowing Fingerhut Corporation to retain possession of all or any part of the Premises on or after August 1, 1995 (Tenant being under no obligation to enter into such a sublease), then Landlord shall not be responsible for causing Fingerhut Corporation to relinquish possession of the Premises as provided above.

8.   USE.

Tenant may use the Premises for any lawful purpose. Tenant will not commit or permit any act or omission that results in the violation of any law, governmental regulation, or insurance policy of Landlord relating to the Buildings, or which will increase the insurance rates on the Buildings (unless Tenant elects to pay such increase). Tenant will not permit any conduct or condition that may unduly disturb or endanger other occupants of the Buildings.

9.   CARE OF BUILDINGS AND PARKING AREA.

(a) LANDLORD'S OBLIGATIONS.

Prior to August 1, 1995, Landlord will maintain and repair the 12701 Building (including the Emergency Generator and the 12701 Chiller) (except for the Phase 1 Premises) in a manner generally consistent with the maintenance and repair of Class B buildings in the Minnetonka/Eden Prairie, Minnesota area. Prior to August 1, 1995, Landlord and its other tenants will pay for all utilities consumed at the 12701 Building.

If Landlord fails to so perform after receiving from Tenant reasonable notice and a reasonable period within which to cure such default (except that, in an emergency, Tenant need not provide such notice or period to cure), Tenant may perform Landlord's obligations and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Tenant, at the rate set forth in Section 5(d) of this Lease).

(b) TENANT'S OBLIGATIONS.

On and after the Commencement Date through and including July 31, 1995, Tenant will maintain and repair the Phase 1 Premises. On and after August 1, 1995, Tenant will maintain and repair the entire 12701 Building (including the Emergency Generator, which will be made available at all times for use by the 12501 Building for emergency lighting purposes, and the 12701 Chiller, which will be made available for use by the 12501 Building as a backup chiller if and to the extent that the chilled water produced by the 12701 Chiller is not required for use by the 12701 Building) in a manner generally consistent with the maintenance and repair of Class B buildings in the Minnetonka/Eden Prairie, Minnesota area, reasonable wear and tear excepted. On and after August 1, 1995, Tenant will pay for all utilities consumed at the 12701 Building.

10.  RULES AND REGULATIONS.

The Tenant under the 12501 Lease and the Tenant under this Lease will, prior to the Commencement Date, agree upon reasonable written rules and regulations governing the use of the Loading Dock, Parking Area and common areas of the Buildings. The rules and regulations for the Loading Dock will assure that users of the Loading Dock coordinate their use in such a way that both doors are available to all users, that the Loading Dock is used for loading and unloading only and that there is no storing of trucks, vehicles, goods or other property at the Loading Dock.

11.  ENVIRONMENTAL LAWS; COMPLIANCE WITH LAWS.

(a) ENVIRONMENTAL LAWS.

    (i) Landlord warrants to Tenant that no toxic or hazardous substances or wastes, pollutants or contaminants, including, without limitation, asbestos, radon, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended ("Hazardous Substances"), have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Buildings or the Land, nor has any activity been undertaken on the Buildings or the Land that would cause or contribute to (A) the Buildings or the Land to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Buildings or the Land within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., or any similar state law or local ordinance, (B) a release or threatened release of Hazardous Substances from the Buildings or the Land within the meaning of, or otherwise bring the Buildings or the Land within the ambit of, CERCLA, or any similar state law or local ordinance, or (C) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., or the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., or any similar state law or local ordinance. There are no substances or conditions in or on the Buildings or the Land that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, including without limitation, the Minnesota Environmental Response and Liability Act, Minn. Stat. 115B and the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. ll5C. No above ground or underground tanks, are located in or about the Buildings or the Land, or have been located under, in or about the Buildings or the Land and have subsequently been removed or filled.

   (ii) Landlord and Tenant agree that they will not, under any circumstances, cause or permit any Hazardous Substance to be used, generated, handled, possessed, stored or disposed of on or within the Buildings or in, upon or under the Land, or any part or parts thereof, except for Hazardous Substances ordinarily used, generated, handled, possessed, stored or disposed of in connection with office operations and building and common area maintenance if they are so used, generated, handled, possessed, stored or disposed of in conformance with all applicable laws and regulations ("Permitted Hazardous Substances").

  (iii) In the event that, and for so long as, there exists any danger or harm to the employees or invitees of Tenant arising from Hazardous Substances that have not been generated by Tenant or its subtenants, agents or employees, as determined by public authorities, Tenant may vacate the Premises or any affected portion of the Premises and all Rent due under this Lease will abate from the date of such vacation, in proportion to the space vacated, until the danger or harm is removed. If Landlord cannot remove such danger or harm to the satisfaction of the public authorities within 180 days of a vacation of the Premises by Tenant pursuant to this subsection, Tenant may, within 30 days after the expiration of such 180 day period, terminate this Lease by written notice to Landlord given at any time prior to such removal.

   (iv) Landlord will indemnify, defend and hold Tenant and its agents, employees, successors and assigns free and harmless from any claims, damages, losses or liabilities arising from or in connection with any breach of the warranties, representations or covenants set forth in this Section, whether such claims, damages, losses or liabilities arise during or after the Term of this Lease, except for claims, damages, losses or liabilities arising from Hazardous Substances brought into the Buildings or the Land by Tenant or its employees or invitees (as to which Tenant will indemnify, defend and hold Landlord harmless). Landlord's and Tenant's obligations under this subsection to indemnify and hold each other harmless will survive the expiration or earlier termination of this Lease. (The foregoing agreements are intended to constitute indemnity agreements within the meaning of
          Section 9607(e)(1) of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 USC 9607(e)(1)), but nothing in that Act will be deemed to vitiate or limit, either directly or indirectly, the obligations of the parties under this Lease).

(b) COMPLIANCE WITH LAWS.

Subject to the provisions of Section 11(a) above, Tenant will, at its expense, promptly comply with all laws, ordinances, rules, orders, regulations, directives and other requirements of governmental authorities ("Governmental Requirements") now or subsequently pertaining to its use of the 12701 Building. Subject to the provisions of Section 11(a) above, prior to August 1, 1995, Landlord will, at its expense, comply with all other Governmental Requirements pertaining to the Buildings and the Land, the expenses of which compliance by Landlord will be 12701 Operating Costs under the 12501 Lease only to the extent permitted under the 12501 Lease. Tenant will pay any taxes or other charges by any governmental authority on Tenant's property or trade fixtures in the 12701 Building.

12.  ALTERATIONS.

Tenant may, at its expense, make additions to and alterations of the Premises, provided that (a) the fair market value of the Buildings as a whole shall not be lessened thereby, (b) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable legal requirements and the requirements of all insurance policies maintained by Landlord with respect to the Buildings and (c) no structural alterations shall be made or demolitions conducted in connection therewith (i) having an estimated cost of completion in excess of $200,000 unless Tenant shall have first notified Landlord in writing thereof and (ii) having an estimated cost of completion in excess of $500,000 unless Tenant shall have first furnished Landlord with surety bonds or other security reasonably acceptable to Landlord. All such additions and alterations shall, without consideration, be and remain part of the realty and the property of Landlord, except to the extent that they constitute "Severable Property" under the Master Lease (which Severable Property will be removed by Tenant on or before the last day of the Term). Tenant will promptly pay and discharge any mechanic's, materialmen's or other lien against the Buildings or the Land resulting from Tenant's failure to make such payment, or will contest the lien. Tenant will immediately notify Landlord of any claim of lien or other action of which it has knowledge which relates to any improvements in the Premises made by Tenant or at its direction. If a lien is claimed, Tenant shall either cause it to be removed or contested within 10 days after notice from Landlord to do so. If Tenant fails to remove or contest the lien within the 10-day period, Landlord may take such action as it deems necessary to remove the lien, and the entire cost to Landlord in removing the lien will immediately be due and payable by Tenant to Landlord. If Tenant contests the lien, it will do so at its expense and will indemnify Landlord against any claim, loss, demand and legal expense relating to any labor or material furnished to the Premises at the request or direction of Tenant. If Tenant elects to contest the lien, it must promptly notify Landlord and Landlord may elect by written notice to Tenant to require Tenant to either (a) post a bond or a letter of credit for the benefit of Landlord, the form and issuer of which bond or letter of credit will be subject to the reasonable approval of Landlord and the amount of which bond or letter of credit will equal not less than 150% of the amount of the lien, or (b) provide Landlord with such other reasonable assurances or security as may be required by Landlord, in its sole discretion, to protect Landlord against the loss of any interest in the Land or Buildings. If the lien is reduced to final judgment, Tenant will discharge the judgment. Landlord may post notices of nonresponsibility on the Premises as provided by law.

13.  UTILITIES AND SERVICES FOR PHASE 1 PREMISES.

On and after the Commencement Date through July 31, 1995, the following utilities and services will be provided by Landlord to the Phase 1 Premises, at Landlord's sole expense and without reimbursement by Tenant:

(a)  HVAC

Landlord will cause to be supplied to the Phase 1 Premises heat, ventilation and air conditioning ("HVAC") during Normal Business Hours, subject to the Minnesota Energy Code and other applicable governmental laws, rules and regulations, to maintain comfortable conditions consistent with those of similar buildings in the Minnetonka/Eden Prairie, Minnesota area.

HVAC to the Phase 1 Premises during hours other than Normal Business Hours will be provided, at Tenant's request and expense, at Landlord's actual direct cost, without mark-up, which will be based on Landlord's average energy rate for the 12701 Building and average hourly labor rate, if any.

Landlord will continue to engage a qualified contractor or qualified service personnel to maintain a preventative maintenance program for the 12701 Building HVAC systems and the 12701 Building electrical distribution system network.

(b)  ELECTRICITY.

Landlord will cause to be supplied electrical system capacity to the Phase 1 Premises for connected load of 5 watts per square foot for general office lighting and for miscellaneous power and general office equipment. Tenant will pay for its use of electricity in excess of that used by typical office tenants in the Minnetonka/Eden Prairie, Minnesota area, based upon Landlord's actual cost, without mark-up. Excess usage will be determined, when necessary, by submeters, which will be installed by Landlord at Landlord's expense if Tenant's electrical use is materially in excess of such standard. Tenant will use its best efforts to conserve energy usage in the Phase 1 Premises prior to August 1, 1995, consistent with Tenant's use of the Phase 1 Premises.

(c)  WATER AND SEWER.

Landlord will cause hot and cold water and sewer service to be supplied to the Phase 1 Premises for ordinary laboratory, drinking, lavatory, toilet and kitchen/cafeteria purposes, and for other uses typical of a tenant of a Class B office building. Tenant will pay for its use of water that is in excess of that used by typical office tenants in the Minnetonka/Eden Prairie, Minnesota area, based upon Landlord's actual cost, without mark-up. Excess usage will be determined, when necessary, by submeters, which will be installed by Landlord at Landlord's sole expense, if Tenant's use is in excess of such standard. Tenant will use its best efforts to conserve water usage, consistent with Tenant's use of the Premises.

(d)  SECURITY.

Landlord will provide building security for the 12701 Building in a manner consistent with that provided by Class B office buildings in the Minnetonka/Eden Prairie, Minnesota area. Such security will be coordinated on a reasonable basis with Tenant's own security force.

(e)  ACCESS.

Landlord will provide Tenant with access to the Phase 1 Premises, 24 hours per day, 365 days per year, except when access is prohibited by law.


(f)  INTERRUPTIONS.

Landlord will not be liable for any loss or damage resulting from any temporary interruption of the above utilities and services due to repairs, alterations or improvements, or any variation, interruption or failure of these services, whether or not caused by Landlord's negligence. Landlord will use reasonable efforts to notify Tenant in advance of any temporary interruption of service.

14.  ENTRY BY LANDLORD.

Landlord and its agents will have the right to enter the Premises at reasonable times, upon reasonable advance notice (except in case of an emergency), but only with an escort provided by Tenant (if Tenant so requires), (a) at any time during the Term for inspecting, cleaning, maintaining and repairing the Premises, or for exhibiting the Premises to insurance carriers and (b) during the last 6 months of the Term, or at any time after a Tenant default and the running of the applicable grace period, for exhibiting the Premises to prospective tenants.

15.  MASTER LEASE.

Unless otherwise agreed to in writing by Tenant, this Lease will be subordinate only to the Master Lease. Landlord warrants and represents to Tenant that Landlord is the owner of all of the rights of the tenant under the Master Lease and that the Master Lease consists solely of the documents attached as Exhibit F to the 12501 Lease and has not otherwise been amended or modified and that the copies of such documents attached as Exhibit F to the 12501 Lease are true and complete copies of such documents. Landlord agrees that it will perform all of its obligations under the Master Lease so that there will be no default thereunder. Landlord will indemnify, defend and hold Tenant and its agents, employees, successors and assigns free and harmless from any claims, damages, losses or liabilities (including attorneys fees) arising from or in connection with any breach of such warranties and representations. Landlord agrees that it will not modify the Master Lease during the Term without the prior written consent of Tenant, which may be withheld by Tenant in Tenant's sole discretion (and will be deemed given if not given or withheld within 10 days after the date that Tenant receives Landlord's request), nor will Landlord terminate the Master Lease during the Term.

16.  ESTOPPEL CERTIFICATES.

Within 10 days after written request from Landlord, Tenant will execute, acknowledge and deliver to Landlord a document furnished by Landlord, which may be relied upon by Landlord and its prime lessor and any prospective purchaser, mortgagee or ground lessor of the Buildings and/or the Land, stating (a) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and stating the modifications),
(b) the dates to which rent and other charges have been paid, (c) the current Monthly Rent (and the components thereof), (d) the dates on which the Term begins and ends, (e) that Tenant has accepted the Premises and is in possession, (f) that, to the knowledge of Tenant, Landlord is not in default under this Lease, or specifying any such default, and including such other information as the prospective purchaser, mortgagee or ground lessor may reasonably require. Tenant will not be obligated to make any inaccurate statements in such document.

17.  ASSUMPTION OF RISKS.

Tenant assumes all risk of loss or damage of Tenant's property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft or other cause. Landlord will not be liable to Tenant, or those claiming through Tenant, for injury, death or property damage arising from the activities of Tenant. Tenant will not be liable to Landlord, or those claiming through Landlord, for injury, death or property damage arising from the activities of Landlord or Landlord's tenants or others under the control of Landlord.

18.  INDEMNIFICATION.

Tenant will indemnify Landlord against all claims, demands and actions, and all related costs and expenses (including attorneys' fees) for injury, death, disability or illness of any person arising from the activities of Tenant.

19.  INSURANCE.

Tenant will, on and after the Commencement Date, maintain commercial general liability insurance covering injury, death, disability or illness of any person, or damage to property, arising from the activities of Tenant for limits of at least $5,000,000 single limit coverage or such greater amounts as are from time to time carried by comparable tenants in comparable buildings in the Minnetonka/Eden Prairie, Minnesota area. Tenant will, on and after the Commencement Date, maintain fire and all risk insurance for the Tenant Improvements in an amount sufficient to prevent any party from becoming a co-insurer of any loss regarding the Tenant Improvements, but in any event in amount not less than 100% of the actual replacement value of the Tenant Improvements, with a deductible amount not greater than $25,000. Tenant or its contractors will, during any period of construction of Tenant Improvements, maintain builder's risk insurance on a completed value, non-reporting basis for the total cost of such Tenant Improvements, and workers compensation insurance as required by applicable law. Tenant's insurance will be written by companies having an A.M. Best Company rating of A+VII or better (or if an insurer is not rated by A.M. Best Company, then the insurer must have a financial standing comparable to that of Industrial Risk Insurance as of the date of this Lease). Tenant's liability insurance will name the landlord under the Master Lease, its first mortgagee and Landlord as additional insureds and Tenant's casualty and builder's risk insurance will name such parties as loss payees. Such insurance shall otherwise comply with the terms of the Master Lease applicable to such insurance, except that the payment and use of the proceeds of such insurance shall, to the extent that the Master Lease and this Lease are inconsistent, be governed by the terms of this Lease. Any insurance required to be maintained by Tenant under this Lease may be provided under "blanket" policies, provided that the property required to be insured is specified
therein.   Tenant will deliver to the landlord under the Master Lease, its first mortgagee and Landlord insurance certificates by the insurers showing these coverages to be in effect. The insurance will provide that the landlord under the Master Lease, its first mortgagee and Landlord will be notified in writing 30 days prior to cancellation of, or failure to renew, the insurance.

Landlord will maintain commercial general liability insurance covering injury, death, disability or illness of any person, or damage to property, arising from the activities of Landlord or Landlord's tenants or others under the control of Landlord, with liability limits equal to or greater than the minimum limits for the liability insurance to be carried by Tenant under this Section and otherwise complying with the terms of the Master Lease. Landlord will also maintain fire and all risk insurance for the Buildings (exclusive of Tenant Improvements and Tenant's trade fixtures, furniture, equipment and personal property) in an amount sufficient to prevent any party from becoming a co-insurer of any loss regarding the Buildings (exclusive of Tenant Improvements and Tenant's trade fixtures, furniture, equipment and personal property), but in any event not less than 100% of the actual replacement value of the Buildings (exclusive of Tenant Improvements and Tenant's trade fixtures, furniture, equipment and personal property), and otherwise complying with the terms of the Master Lease, except that the payment and use of the proceeds of such insurance proceeds shall, to the extent that the Master Lease and this Lease are inconsistent, be governed by the terms of this Lease. Landlord's insurance will be written by Industrial Risk Insurance or by companies having an A.M. Best Company rating of A+VII or better (or if an insurer is not rated by A.M. Best Company, then the insurer must have a financial standing comparable to that of Industrial Risk Insurance as of the date of this Lease). Landlord's liability insurance will name the landlord under the Master Lease, its first mortgagee and Tenant as additional insureds and Landlord's casualty insurance will name such parties as loss payees. Any insurance required to be maintained by Landlord under this Lease may be provided under "blanket" policies, provided that the property to be insured is specified therein. Landlord will have no obligation to insure the Tenant Improvements or Tenant's trade fixtures, furniture, equipment or personal property. Landlord will deliver to the landlord under the Master Lease, its first mortgagee and Tenant certificates by the insurers showing these coverages to be in effect. The insurance will provide that the landlord under the Master Lease, its mortgagee and Tenant will be notified in writing 30 days prior to cancellation of, or failure to renew, the insurance.

20.  WAIVER OF INSURABLE CLAIMS.

Landlord and Tenant release each other from any liability for loss or damage by fire or other casualty coverable by a standard form of "all risk" property insurance policy, whether or not the loss or damage resulted from the negligence of the other, its agents or employees. Each party will use reasonable efforts to obtain policies of insurance which provide that this release will not adversely affect the rights of the insureds under the policies.

21.  ASSIGNMENT AND SUBLETTING.

Tenant may assign this Lease or sublet all or any part of the Premises to any entity or person controlling, controlled by or under common control with Tenant, in which case Tenant will notify Landlord in writing of such assignment or sublease within 10 days before such assignment or sublease is completed. "Control," for purposes of the immediately preceding sentence, will be deemed to mean ownership of more than 50% of the beneficial interest or more than 50% of
the voting control of the entity in question.   Tenant may not assign this Lease
or sublet all or any part of the Premises to any other party without the written consent of Landlord, which will not be unreasonably withheld and will be deemed to have been given if not given or withheld within 10 days after Tenant's written request for such consent is given to Landlord; provided, however, that Tenant will, within 10 days after each payment is received by Tenant from the assignee or sublessee, pay to Landlord the Tenant's Profit from such payment up to a maximum amount ("Landlord's Maximum") which, when added to the Monthly Rent payable under this Lease and under the 12501 Lease as to the relevant period and to all other payments to Landlord of Tenant's Profit under this Lease and under the 12501 Lease as to the relevant period, provides Landlord, as to the period covered by such assignment/sublease payment, with a Monthly Basic Rent equal to $7.87 per year per rentable square foot for all of the Rentable Area contained in the Premises under this Lease and under the 12501 Lease (as such Rentable Areas are stipulated to in this Lease and the 12501 Lease). Tenant will be entitled to retain all of Tenant's Profit in excess of Landlord's Maximum as to the relevant period of any assignment/sublease payment. Furthermore, notwithstanding the foregoing provisions of this Section 21, Tenant will be entitled to retain all of Tenant's Profit as to any sublease by Tenant to the existing tenant of the Premises, Fingerhut Corporation, allowing Fingerhut Corporation to retain possession of all or part of the Premises.
Notwithstanding any one or more assignments of this Lease or subletting of the Premises, (i) ADC

Telecommunications, Inc. ("ADC") shall remain liable under this Lease and all of the terms and provisions hereof, including, without limitation, the obligations to pay Rent pursuant to this Lease, and all obligations which survive termination of this Lease, (ii) notwithstanding the continuing liability of ADC hereunder, Landlord may deal exclusively with Tenant or any sublessee from time to time, and no notice to, consent of or other action shall be required with respect to ADC, and (iii) no action, omission, forbearance, amendment, agreement, occurrence or thing which, but for this provision, would release or discharge ADC from any liability or obligation imposed by this Lease shall effect such a release or discharge. If, after assignment of this Lease by ADC, Landlord and Tenant amend this Lease, ADC shall not be liable under any amendment to this Lease to the extent it imposes any obligation or liability beyond those imposed by this Lease at the time of the assignment by ADC. If, after any assignment of this Lease, this Lease is terminated or Tenant is dispossessed pursuant to the default and termination provisions of this Lease, ADC shall remain liable for all obligations under this Lease (except to the extent above provided with respect to the amendment) following its termination or the dispossession of Tenant, or both. If this Lease is rejected or any rental or other obligation hereunder is discharged or reduced in any bankruptcy or insolvency proceedings involving any Tenant other than ADC, then, notwithstanding such rejection, discharge or reduction, ADC shall be obligated under this Lease to the same extent as it would have been liable if this Lease had been in effect until the date of such rejection, discharge or reduction, and had, on that date, been terminated in accordance with Section 24(a) of this Lease.

22.  DAMAGE OR DESTRUCTION.

If the 12701 Building or the Parking Area are or is damaged by Casualty, Landlord will, within 30 days after the date of the Casualty, notify Tenant of Landlord's reasonable determination as to the date ("Estimated Repair Date") by which the damage (excluding damage to the Tenant Improvements and to Tenant's trade fixtures, equipment, furniture and personal property) can be repaired. If Landlord's notice states that such repair cannot be accomplished on or before the date 180 days after the date of such Casualty or if the Casualty occurred within the last 12 months of the Term in effect on the date of the Casualty, then Tenant may terminate this Lease by giving written notice to the other party within 30 days after such Landlord's notice is given. If the Casualty occurs during the last 12 months of the Term, and the damage to the 12701 Building includes 50% or more of the 12701 Building, Landlord may terminate this Lease by written notice given to Tenant within 30 days after the date of the Casualty. Landlord will also have the right to terminate this Lease by written notice given to Tenant within 30 days after the Casualty if the damage will cost more than $50,000 to repair and was caused by a peril that was not insurable under a standard "all-risk" casualty insurance policy, unless Tenant, by written notice given to Landlord within 20 days after such notice is given to Tenant by Landlord, elects to pay for the cost of repairing such uninsurable damage.

If this Lease is not so terminated, Landlord shall, at its expense, commence all necessary repairs (excluding repair of the Tenant Improvement and of Tenant's trade fixtures, equipment, furniture and personal property) and shall diligently proceed to complete the same subject only to Excusable Delays. If Landlord shall fail to commence all necessary repairs or shall not use its best efforts to diligently complete such repairs, then Tenant may give Landlord notice to do so. If Landlord shall not, within thirty days after Tenant's notice, commence repair or proceed to use best efforts to diligently complete such repairs, then in either case within 30 days after Tenant's notice, Tenant may terminate this Lease by written notice to Landlord within 15 days after expiration of such 30 day period. Tenant shall have the right to terminate this Lease if such repairs shall not be completed on or before the date 6 months after the Estimated Repair Date, by giving written notice of such termination to Landlord within 30 days after the expiration of such period. Such right to terminate may be exercised only by Tenant giving written notice of termination to Landlord prior to substantial completion of the repairs by Landlord.

If this Lease is terminated under this Section 22, Rent will be prorated (a) as of the date of the relevant termination as to the portion of the 12701 Building that is not Untenantable and (b) as of the date of the Casualty as to the Untenantable portion of the 12701 Building, all in proportion to the Rentable Areas attributable to such portions. During any period in which any portion of the 12701 Building is rendered Untenantable by the Casualty, the Rent will be abated for the period of Untenantability (plus a period of 60 days or the number of days required for Tenant to equip, furnish and move into such portion of the Premises, whichever is less) in proportion to the amount of space which is Untenantable.

23.  EMINENT DOMAIN.

If there is a Taking of all or a substantial part of the 12701 Building or of 15% or more of the parking spaces designated for Tenant's exclusive use under this Lease, Tenant may terminate this Lease by giving written notice to Landlord within 30 days after a final determination under applicable laws that the Taking will occur, effective as of (a) the date the public authority takes possession or (b) the date 90 days after the date of the giving of notice of termination by Landlord or Tenant, whichever is later. If this Lease is so terminated, any rents and other payments will be prorated as of the effective date of termination and will be proportionately refunded to Tenant, or paid to Landlord, as the case may be. If Tenant terminates this Lease, all damages, awards and payments for the Taking will belong to Landlord irrespective of the basis upon which they were made or awarded, except that Tenant will be entitled to any amounts specifically awarded for Tenant's trade fixtures, furniture, equipment or personal property or recovery for the cost of improvements made solely by Tenant exclusive of any contribution or loan by Landlord or as a relocation payment or allowance. If Tenant does not terminate this Lease, Tenant will also be entitled to an award for the value of its leasehold estate. If this Lease is not terminated as a result of the Taking, Landlord will restore the remainder of the Premises to a condition as near as reasonably possible to the condition prior to the Taking (excluding restoration of the Tenant Improvements and of Tenant's trade fixtures, furniture, equipment or personal property) and Rent will be abated (1) as to the portion of the 12701 Building included in the Taking, for the remainder of the Term, and (2) as to any other portion of the 12701 Building rendered Untenantable by the Taking, for the period of Untenantability (plus a period of 60 days or the number of days required for Tenant to equip, furnish and move into such portion of the Premises, whichever is less) in proportion to the amount of space which is Untenantable.

24.  DEFAULTS.

(a)  TENANT DEFAULTS.

An Event of Default ("Event of Default") shall exist under this Lease if (a) Tenant fails to pay rent or other amounts under this Lease and such failure continues for 10 days after written notice by Landlord to Tenant, (b) Tenant fails to perform any other obligation under this Lease and Tenant fails to commence to cure such failure within 30 days after written notice by Landlord to Tenant or to thereafter diligently and continuously pursue such cure, (c) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or of any of Tenant's assets and is not dismissed within 60 days, as to voluntary proceedings, or 120 days, as to involuntary proceedings, or (d) Tenant makes a general assignment of Tenant's assets for the benefit of creditors. Landlord may, with or without terminating this Lease, cure the default and charge Tenant all costs of doing so, plus interest on such costs from the date(s) incurred at an annual rate equal to the Reference Rate, plus 2 percentage points per annum, or the maximum rate of interest permitted by law, whichever is less.

If any Event of Default occurs, Lessor or Lessor's agent or servant may terminate this Lease without notice and, with or without such termination, may re-enter the Premises and remove all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding authorized by law, without being liable to indictment, prosecution or damage therefor and repossess and enjoy the Premises, together with all Tenant Improvements, without such re-entry and repossession working a forfeiture or waiver of the Rent to be paid and the covenants to be performed by Tenant during the full term of this Lease.

     (i) At any time, or from time to time after any such repossession, Landlord may relet the Premises, or any portion thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its sole discretion, may determine and may collect and receive the rents therefor, provided such terms of reletting shall be negotiated in an arms-length transaction. Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon any such reletting. Tenant shall pay upon demand all reasonable brokerage commissions, legal fees, alteration costs and expenses of alteration and preparing the premises for occupancy, tenant improvement allowances and inducements, and all other costs reasonably incurred by Landlord in reletting the Premises or portions thereof, whether the term of the reletting is longer or shorter than what the remaining Term would have been in the absence of termination.

     (ii) No such termination or retaking of possession shall relieve Tenant of its liabilities and obligations under this subsection (ii) and such liabilities and obligations shall survive any such termination or retaking. In the event of any such termination or retaking, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay to Landlord a sum equal to the Rent required to be paid by Tenant, up to the time of such retaking of possession by Landlord, and thereafter Tenant, until the end of the Term shall be liable to Landlord for, and shall pay to Landlord, as and for agreed current damages for Tenant's default:

     (A) The equivalent of the amount of the Rent which would be payable for the remainder of the term of this Lease by Tenant, less

     (B) The net proceeds of any reletting effected pursuant to the provisions of subsection (i) above after deducting all of Landlord's, reasonable expenses (to the extent not previously collected from Tenant) in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorney's fees, alteration costs, and expenses of preparation of the Premises, or any portion thereof, for such reletting.

Tenant shall pay such current damages in the amount determined in accordance with the terms of this subsection (ii), as set forth in a written statement thereof from

Landlord to Tenant (hereinafter called the "Deficiency"), to Landlord in monthly installments on the days on which the Monthly Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise.

     (iii) At anytime after any such termination or retaking of possession, whether or not Landlord shall have collected any monthly Deficiencies as set forth in subsection (ii) above, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for damages for Tenant's default, an amount equal to the excess, if any, of the then present worth of the aggregate of the Rent to be paid by Tenant hereunder for the remainder of the Term over the then present worth of the then aggregate fair and reasonable fair market rent of the Premises (including all operating expenses and other charges) for the same period. In the computation of present worth, a discount at a rate equal to the Reference Rate shall be employed. If the Premises, or any portion thereof, shall be relet by Landlord for the unexpired Term in accordance with subsection (i) above, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable fair market rent for the part or the whole of the Premises so relet during the term of the reletting. Nothing contained in this subsection (iii) or contained in subsection (ii) above shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of such expiration or termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the difference referred to above. If Landlord elects to proceed pursuant to this subsection (iii), damages collected pursuant to this subsection shall be in lieu of damages which would thereafter accrue under subsection (ii) above, but not in lieu of any other amounts to which Landlord is entitled pursuant to this Section 24 (a).

     (iv) No failure by Landlord or by Tenant to insist upon the performance of any of the terms of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any such breach, shall constitute a waiver of any such breach or of any of the terms of this Lease unless Tenant shall have cured the same prior to Landlord's exercise of such rights or remedies and notification to Tenant of such exercise. None of the terms of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord and/or by Tenant, as the case may be.

(b)  LANDLORD DEFAULTS.

If Landlord fails to pay when due any rent under the Master Lease or any Tax Costs or Insurance Costs, Tenant may perform Landlord's obligations and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Tenant, at the rate set forth in Section 5(d) of this Lease).
If Landlord fails to reimburse Tenant for any amounts so requested by Tenant under this Section within 10 days after Tenant's written request (which request will include reasonable evidence of the amounts paid by Tenant), Tenant may set off such amounts against installments of Rent due under this Lease. Tenant shall be permitted to continue to set off against succeeding installments of Rent until the total amount of such costs and interest have been set off against Rent, and such set off shall be deemed to be payment of Rent under this Lease.

If Landlord fails to perform any other obligation under this Lease after receiving from Tenant reasonable notice and a reasonable period within which to cure such default (except that, in an emergency, Tenant need not provide such notice or period to cure), Tenant may perform Landlord's obligations and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Landlord, at the rate set forth in Section 5(d) of this Lease).

If the Master Lease is rejected in any bankruptcy or insolvency proceeding as to the landlord under the Master Lease, Tenant will have the right to terminate this Lease by written notice given to Landlord within 30 days after Tenant receives written notice of such rejection from Landlord or otherwise. If Tenant does not so elect to terminate, Landlord shall take all such actions as are necessary to remain in possession of the premises covered by the Master Lease for the balance of the Term pursuant to Section 365 (h)(1) of the Bankruptcy Code or any successor statute. If this Lease is rejected in any bankruptcy or insolvency proceeding as to Landlord, Tenant will have the benefit of all rights provided to Tenant by the Bankruptcy Code, including the rights set forth in Sections 365 (h)(1) and (h)(2) of the Bankruptcy Code.

25.  WAIVER OF LEASE PROVISIONS.

No waiver of any provision of this Lease will be deemed a waiver of any other provision, and waiver of a right or remedy in one instance will not preclude enforcement of that same right or remedy in the future. The receipt of rent by Landlord with knowledge of a default under this Lease by Tenant will not be deemed a waiver of the default. Landlord will not be deemed to have waived any provision of this Lease unless it is done by express written agreement by Landlord.

Any payment by Tenant and acceptance by Landlord of a lesser amount than the full amount of all Rent then due will be applied to the earliest Rent due. No endorsement or statement on any check or letter for payment of rent or other amount will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to its right to recover the balance of any rent or other payment or to pursue any other remedy provided in this Lease.

26.  RETURN OF POSSESSION TO LANDLORD.

On expiration of the Term or sooner termination of this Lease, Tenant will return possession of the Premises to Landlord, without notice from Landlord, in good order and condition, except for ordinary wear and tear, and except for damage, destruction or conditions Tenant is not required to remedy under this Lease. Tenant will not be obligated to remove any Tenant Improvements.
Landlord will arrange with Tenant for a joint inspection of the Premises immediately prior to the end of the Term and Tenant will cooperate with Landlord in conducting such joint inspection. If Tenant does not return possession of the Premises to Landlord, Tenant will pay Landlord all resulting damages Landlord may suffer and will indemnify Landlord against all claims made by any new tenant of all or any part of the Premises. Tenant will give Landlord all keys for the Premises and will inform Landlord of combinations on any locks and safes on the Premises. Any property left in the Premises after expiration or termination of this Lease will be deemed abandoned by Tenant and will be the property of Landlord to dispose of as Landlord chooses. Tenant represents and warrants to Landlord that any such abandoned property will be free and clear of liens and encumbrances.

27.  HOLDING OVER.

If Tenant remains in possession of the Premises after expiration of the Term without a new lease, any such holding over will be at will, but upon the applicable provisions of the Master Lease.

28.  BUILDING NAME AND IDENTIFICATION.

(a)  BUILDING NAME.

Landlord will have the right to identify and refer to the 12701 Building only by its street address or by a name designated by Tenant by written notice to Landlord.

(b)  SIGNAGE.

Tenant may place its signs at reasonable locations on the Land and in the 12701 Building and Landlord will not restrict the number, placement, sizing or coloring of any of Tenant's signs; provided, however, that Tenant must comply with the covenants, conditions and restrictions applicable to the Land and the Buildings on the date of this Lease and with all requirements of the City of Minnetonka.

29.   NOTICES.

Any notice under this Lease must be in writing, and must be sent by prepaid certified mail, or by facsimile or by reputable overnight courier, addressed to Tenant at 4900 West 78th Street, Minneapolis, Minnesota 55435 (Attn: Director of Corporate Facilities), and to Landlord at 920 Disc Drive, Scotts Valley, California 95066 (Attn: Corporate Real Estate), or to such other address as is designated in a notice given under this Section. A notice will be deemed given on the date of actual receipt or one day after the deposit in the mail, whichever is earlier. Statements of Insurance Costs and Tax Costs and other routine mailings need not be sent by certified mail.

30.  MEMORANDUM OF LEASE; RECORDABLE TERMINATION.

Either party will, upon the written request of the other party, execute a short form lease ("Memorandum of Lease") regarding this Lease, in a form suitable for recording. Such Memorandum of Lease will be dated as of the date of this Lease and will disclose the parties, the Term of the Lease, descriptions of the Premises, Tenant's expansion and first refusal rights and such other terms and conditions as the parties agree upon. The party requesting the execution of such Memorandum of Lease will bear all costs of the Memorandum of Lease, including any recording fees. Upon the execution of a pertinent amendment to this Lease and the written request of either party, the parties will execute a corresponding amendment to the Memorandum of Lease, with the party requesting the execution of such amendment bearing all costs of the amendment, including any recording fees. Either party will, following any termination of this Lease and upon the written request of the other party, execute a document setting forth the date of such termination, in a form suitable for recording. Failure of a party to execute such a document will not affect the termination, and in such event the party requesting the document may execute and file an affidavit setting forth the date of termination. The party requesting the execution of such document will bear all costs thereof, including any recording fees.

31.  BROKER'S COMMISSION.

Landlord and Tenant represent and warrant to each other that they have dealt with no brokers, finders or the like in connection with this Lease, except for The Shelard Group, Inc./Oncor International and Towle Real Estate Company (whose commissions, if any, will be paid by Landlord in accordance with the agreements between Landlord and such parties), and agree to indemnify each other and to hold each other harmless against all other claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Lease, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorney's fees.

32.  GOVERNING LAW.

This Lease will be construed under and governed by the laws of Minnesota. If any provision of this Lease is illegal or unenforceable, it will be severable and all other provisions will remain in force as though the severable provision had never been included.

33.  ENTIRE AGREEMENT.

This Lease contains the entire agreement between Landlord and Tenant regarding the Premises. Tenant agrees that it has not relied on any statement, representation or warranty of any person except as set out in this Lease. This Lease may be modified only by an agreement in writing signed by Landlord and Tenant. No surrender of the Premises, or of the remainder of the Term, will be valid unless accepted by Landlord in writing.

34.  SUCCESSORS AND ASSIGNS.

All provisions of this Lease will be binding on and for the benefit of the successors and assigns of Landlord and Tenant, except that no person or entity holding under or through Tenant in violation of any provision of this Lease will have any right or interest in this Lease or the Premises.

35.  MEANING OF "OTHER TENANTS".

For purposes of this Lease, the term "other tenants" includes Landlord, to the extent that Landlord occupies the Buildings.

Landlord and Tenant have executed this Sublease to be effective as of the date stated in the first paragraph of this Sublease.

36.  OPTION TO PURCHASE.

Landlord hereby assigns to Tenant Landlord's options to purchase the Premises (as such term is defined and used in the Master Lease) pursuant to Article III of the Master Lease; provided, however, that such assignment shall, upon Landlord's election by written notice to Tenant, become null and void if Tenant is in default under this Lease beyond the applicable cure period(s). Landlord agrees to promptly execute and deliver all such documents as Tenant may reasonably require in order to effectuate such assignment and the exercise and closing of any such option to purchase. Tenant will pay all of Landlord's costs, including attorney fees, in connection with the exercise and closing of the above option to purchase.

37.  COMMUNICATIONS CONDUITS.

Landlord and Tenant acknowledge that there are communications conduits in the 12701 Building and adjoining property that serve the 12501 Building and the buildings known as 5900 and 5950 Clearwater Drive, Minnetonka, Minnesota ("Other Buildings"). Tenant is a tenant in the Other Buildings. Landlord agrees that Tenant may use such communications conduits during the Term of this Lease, on a nonexclusive basis, to serve its communications cabling needs as to the 12501 Building and the Other Buildings.

38. NO MERGER. Except as provided in this Section 39, there shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own directly or indirectly (a) this Lease or the leasehold interest created by this Lease or any interest therein and (b) any such other estate or interest in the Premises or any portion thereof. No such merger shall occur unless and until all persons, firms, corporations or other entities having an interest (including a security interest) in (i) this Lease or the leasehold estate created hereby and (ii) any such other estate or interest in the Premises, or any portion thereof, shall join in a written instrument expressly effecting such merger and shall duly record the same.

39. TENANT'S CONTINGENCY. Tenant's obligations under this Lease are contingent upon approval of this Lease by Tenant's Board of Directors on or before the Commencement Date. If Tenant does not notify Landlord in writing on or before the Commencement Date regarding the failure of this contingency, this contingency will be deemed to have been waived by Tenant. If this Lease is terminated as a result of Tenant's contingency under this Section 39, all payments made by Tenant to Landlord under or in connection with this Lease will be promptly refunded by Landlord to Tenant.



                                        Landlord:

                                        SEAGATE TECHNOLOGY, INC., a
                                           Delaware corporation

                                        By  /s/ R. A. Kundtz
                                          ------------------------------------
                                        Its  Sr. Vice President-Administration


                                        Tenant:

                                        ADC TELECOMMUNICATIONS,
                                           a Minnesota corporation

                                        By  /s/ Robert E. Switz
                                          ------------------------------------
                                        Its  Vice President and CFO

                                    EXHIBIT A

                                Phase 1 Premises

                                    EXHIBIT B

                             Arbitration Procedures


          The parties to this Lease will initially attempt to agree upon the matter in question. If they have been unable to so agree within the period that they are required to agree as to such matter under the Lease, if any, then either party may request by written notice to the other party ("Arbitration Request") that the matter be determined by an arbitration board consisting of three reputable real estate professionals who are recognized experts regarding office/warehouse leases in the Minnetonka/ Eden Prairie area. One arbitrator will be appointed by each party, and each such arbitrator will have no material financial or other business interest in common with the party selecting such arbitrator. If a party fails to appoint an arbitrator and notify the other party of such appointment within 30 days after the Arbitration Request is made, then the arbitrator that was appointed by such other party within such 30 day period will be the sole arbitrator. If two arbitrators are properly appointed and such first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, then such third arbitrator will be appointed by the presiding judge of the Hennepin County District Court, or by any person to whom such presiding judge formally delegates the matter, or, if such methods of appointment fail, by the American Arbitration Association.

          The decision of the sole arbitrator or the decision of any two of the three arbitrators will control, and such decision will be made and delivered to Landlord and Tenant by such arbitrator or arbitrators not later than the date 60 days after the Arbitration Request was made (in the case of an arbitration conducted by a sole arbitrator) or the 30th day following the appointment of the last arbitrator (in the case of an arbitration conducted by three arbitrators). The arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

          The decision of the arbitrators, determined as above set forth, will be final and non-appealable. The fees and expenses of the arbitrator or arbitrators will be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

          During the period of time that any arbitration is pending under this Lease, the parties to this Lease will continue to comply with all those terms and provisions that are not the subject of the arbitration.


                                      E-30